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                                                                     EXHIBIT 5.1


                 OPINION OF HARRY B. SANDS, LOBOSKY AND COMPANY
          REGARDING THE LEGALITY OF THE COMMON SHARES BEING REGISTERED

                                 August 31, 2001

Steiner Leisure Limited
Suite 104A
Saffrey Square
Nassau, The Bahamas

         Re: 3,417,500 Common Shares of Steiner Leisure Limited to be offered pursuant to Amendment No. 1 to Form S-8 Registration Statement

Dear Sirs:

         We have acted as Bahamian counsel to Steiner Leisure Limited, a company incorporated and existing under the laws of the Commonwealth of the Bahamas (the "Company"), in connection with the Amendment No. 1 to Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission ("SEC") this date under the Securities Act of 1933, as amended (the "Act"), for the registration of an additional 3,417,500 common shares, (U.S.) $0.01 par value per share, of the Company (the "Shares"), issuable upon the exercise of options available for grant under the Company's Amended and Restated 1996 Share Option and Incentive Plan (the "Plan").

         In that connection, we have examined originals or copies certified or otherwise identified to our satisfaction of: (i) the Amendment No. 1 to Registration Statement, including all exhibits thereto, as filed with the SEC;
(ii) the Amended and Restated Memorandum of Association and Amended and Restated Articles of Association of the Company; and (iii) such other documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion. We have also examined and are familiar with the proceedings taken by the Company to authorize the issuance of the Shares, pursuant to the Plan.

         Based on the foregoing, we are of the opinion that:

         1. The Company is a validly existing company under the laws of The Commonwealth of The Bahamas.

         2. The Shares registered under the Amendment No. 1 to Registration Statement which are issuable upon the exercise of Share Options granted pursuant to the Plan, will, if and when issued and delivered by the Company against payment of consideration therefore and assuming the consideration received for each Share is not less than the par value per share of such Share, be validly issued, fully paid and non-assessable.

         This opinion is limited to the laws of the Commonwealth of The Bahamas at the date of this opinion, and no opinion is expressed as to the laws of any other jurisdiction other than the Commonwealth of the Bahamas.

         We hereby consent to the filing of this opinion as an Exhibit to the Amendment No. 1 to Form S-8 Registration Statement.

                                         Yours Faithfully

                                         /s/ Harry B. Sands, Lobosky and Company
                                         ---------------------------------------
                                         Harry B. Sands, Lobosky and Company